Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2018

Tontitown, Arkansas, October 12, 2018......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $9,248,304, or diluted earnings per share of $1.52 ($1.53 basic), for the quarter ended September 30, 2018, and net income of $17,924,408, or diluted earnings per share of $2.89 ($2.93 basic), for the nine-month period then ended. These results compare to net income of $3,446,261, or diluted and basic earnings per share of $0.54, and net income of $7,338,223, or diluted earnings per share of $1.14 ($1.15 basic), respectively, for the three and nine months ended September 30, 2017.

Operating revenues increased 28.9% to $140,325,389 for the third quarter of 2018 compared to $108,898,918 for the third quarter of 2017. The increase in operating revenues includes an increase in fuel surcharge revenue from $15,441,513 for the third quarter of 2017 to $23,066,682 for the third quarter of 2018 as fuel prices were higher during the third quarter of 2018 compared to the third quarter of 2017. For the nine months ended September 30, 2018, operating revenues increased 20.8% to $395,086,337 compared to $326,949,247 during the nine months ended September 30, 2017. The increase in operating revenues includes an increase in fuel surcharge revenue from $46,792,034 for the first nine months of 2017 to $65,842,495 for the first nine months of 2018 as fuel prices were higher during the first nine months of 2018 compared to the first nine months of 2017.

Daniel H. Cushman, President of the Company, commented, “The third quarter of 2018 was an extremely satisfying quarter for our team. Not only did we achieve record quarterly operating income for the Company, each month of the quarter individually set a new operating income record for that respective month. The satisfaction comes not only from the end result but also from the consistency in which it was achieved. While our ability to acquire rate increases from customers played a very significant part in our results, another large contributor to these positive results was our ability to achieve year-to-date fleet growth of 11% in a driver market that, while always extremely competitive, has hit unprecedented levels of competition.

“Traditionally, we have compared current year financial results to prior year results to measure our success or failure in implementing various key initiatives. Although improving year-over-year is typically considered a standard measuring metric, we were not going to be satisfied just measuring our current year performance against our 2017 results. We considered our financial results in 2017 to be lackluster as growth initiatives couldn’t gain traction due to the driver market and extremely depressed freight rates. Early in 2018, we made the decision that we would re-set our internal goal towards not just performing better than the previous year, but performing better than 2015, which was a record-setting year for the Company. Our expectation for 2018 was that a strong economic environment, combined with the necessity of industry-wide increases in driver compensation would help drive shipping rates higher. We expected that higher rates, combined with various internal growth and savings strategies, would allow us to offer driver pay increases to help expand our fleet and in turn, improve overall profitability. What we did not expect was the speed in which we would achieve our goal. Our plan included a steady progression back to monthly results similar to, or exceeding, our record year results.

“While we acknowledge that favorable market conditions have helped contribute to our rapid success, we also believe that the plans we have put into place over the past few years have allowed us to quickly react to market conditions in order to maximize profitability. We also do not discount the support given by our customers and the overall shipping community as they quickly recognized the need to increase pay to our driving professionals in order to attract new drivers to the profession so that we may in turn furnish the necessary capacity to support their own growth initiatives.

“Conditions affecting our ability to hire and retain qualified driving professionals are paramount to our continued success, and we constantly monitor the driver market to ensure that we remain a favorable option for these professionals. As such, we focus primarily on ways we believe will improve the quality of life for our driving professionals. This includes competitive base pay and benefits, favorable home time policies, preferable routes, and reliable equipment. To remain competitive, we gave an across the board driver pay raise in December 2017, which has been followed by various lane specific increases in many areas. We continue to invest in our equipment so that we are able to offer driving professionals some of the newest and most reliable trucks in the industry, with our company truck fleet average age at just over one year old. We have also intensified recruiting efforts and added several new channels that have yielded positive results during the quarter.

“As mentioned in our previous earnings release, our strategic growth plan for 2018 included fleet growth of approximately 20%. Fleet growth during the third quarter continued to be somewhat subdued as truck manufacturers continue to operate under delivery backlog conditions. As a result, a significant portion of this year’s planned fleet growth is expected to be realized during the remainder of 2018, and based on current market conditions, we expect this growth trend to continue during 2019 where we expect additional fleet growth of a minimum of 10%.

“In addition to the success with asset-based fleet growth discussed above, we have been pleased to achieve rapid growth in revenue and improved margins within our Logistics operations as customer demand for capacity solutions continues to rise. A growing number of customers have begun to leverage additional value from our ability to deliver a diverse array of services including international- Mexico service, dedicated fleets, team expedited service, asset-backed Logistics, power only, long haul, regional and local solutions.

“Throughout 2018, we have continued to have success in our diversification efforts, including several significant wins in the retail market as well as other non-automotive markets. Many of these wins include year-round dedicated capacity commitments. Our relationships with many of these customers began as a result of a decision made in 2016 to aggressively pursue new opportunities in other market segments, such as retail and manufacturing. These relationships were established at a time when other carriers were abandoning business due to downward rate pressure. We stepped in to fill those voids, often at less favorable rates, with the belief that circumstances would eventually improve and that these relationships would result in future growth opportunities. Returns on this investment have been realized in 2018.

“Our expertise in the US/Mexico international space continues to be one of our largest areas of success. Considering that such a significant part of our business activities is currently conducted in Mexico, we were pleased with the recent announcement of the United States-Mexico-Canada Agreement and do not expect adoption of this agreement to have a negative effect on the Company’s cross-border business.

“During the final quarter of 2018, we expect to realize the remainder of our 2018 fleet growth plan and begin taking steps necessary to implement our 2019 fleet growth initiatives. We also expect to continue to address customer rate increases as we approach the one-year anniversary of certain rates set to expire. We believe it will be necessary to continue to raise rates in order to offset overall rising industry costs such as fuel, insurance, equipment, and driver pay.

“I’m very proud that our team has risen to the challenge of capitalizing on opportunities that have been presented and continuously identifying innovative ways to drive improvement. For the most part, things are generally not given - you have to work very hard for success, and our team has responded.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenue, before fuel surcharge	$117,258,707	$93,457,405	$329,243,841	$280,157,213
Fuel surcharge	23,066,682	15,441,513	65,842,495	46,792,034
	140,325,389	108,898,918	395,086,337	326,949,247

Operating expenses and costs:
Salaries, wages and benefits	30,389,125	24,718,337	88,999,369	75,885,056
Operating supplies and expenses	24,026,384	19,501,855	70,202,644	59,144,111
Rent and purchased transportation	53,108,149	43,999,814	151,099,950	130,839,313
Depreciation	12,168,034	10,177,057	36,525,930	31,333,063
Insurance and claims	4,309,957	4,231,808	13,029,120	13,366,955
Other	3,261,684	2,370,461	8,909,278	6,791,096
(Gain) loss on disposition of equipment	(91,412)	131,487	(606,618)	261,301
Total operating expenses and costs	127,171,921	105,130,819	368,159,673	317,620,895

Operating income	13,153,468	3,768,099	26,926,664	9,328,352

Interest expense	(1,710,982)	(920,313)	(4,226,412)	(2,831,992)
Non-operating income	935,152	2,767,281	688,329	5,468,787

Income before income taxes	12,377,638	5,615,067	23,388,581	11,965,147
Income tax expense	3,129,334	2,168,806	5,464,173	4,626,924

Net income	$9,248,304	$3,446,261	$17,924,408	$7,338,223

Diluted earnings per share	$1.52	$0.54	$2.89	$1.14

Average shares outstanding – Diluted	6,087,824	6,373,261	6,202,628	6,412,796

	Quarter Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Truckload Operations
Total miles	56,046,681	56,400,847	168,795,250	175,247,238
Operating ratio (1)	87.39%	96.00%	91.12%	96.69%
Empty miles factor	5.47%	6.58%	5.99%	6.72%
Revenue per total mile, before fuel surcharge	$1.66	$1.41	$1.56	$1.39
Total loads	100,808	84,611	299,294	253,088
Revenue per truck per work day	$769	$700	$740	$684
Revenue per truck per week	$3,846	$3,500	$3,698	$3,422
Average company-driver trucks	1,351	1,160	1,303	1,220
Average owner operator trucks	565	648	555	650

Logistics Operations
Total revenue	$24,416,688	$13,721,019	$66,746,749	$35,846,362
Operating ratio	94.07%	95.77%	94.58%	96.52%

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period